Exhibit 16

PricewaterhouseCoopers LLP

1670 Broadway, Suite 1000

Denver, CO 80202

Telephone (720) 931 7000

Facsimile (720) 931 7100

May 4, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Newmont Mining Corporation regarding the Newmont Retirement Savings Plan for Hourly-Rated Employees and the Newmont Retirement Savings Plan (Non-Union) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Newmont Mining Corporation dated April 28, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP